WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES                          Exhibit 12
RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                       Nine Months Ended
                                                     Years Ended December 31,                            September 30,
                                -----------------------------------------------------------------   -------------------------
                                   2000         1999          1998         1997          1996          2001          2000
                                -----------  -----------   -----------  -----------   -----------   ------------  -----------
 Fixed Charges:
        Interest cost              124,296      129,282       145,579      136,929       103,338         84,434       93,910
        One-third rent
               expense               8,868        8,076         8,075        7,535         6,906          7,455        6,505
                                -----------  -----------   -----------  -----------   -----------   ------------  -----------

Total Fixed Charges                133,164      137,358       153,654      144,464       110,244         91,889      100,415
                                -----------  -----------   -----------  -----------   -----------   ------------  -----------

Add (Deduct):
        Earnings before
              income taxes         514,387      413,275       132,783      111,263       306,086        286,149      395,316
        Interest capitalized        (5,163)      (3,998)      (13,589)     (19,939)      (10,534)       (10,661)      (3,365)
                                -----------  -----------   -----------  -----------   -----------   ------------  -----------

Earnings for
        Fixed Charges              642,388      546,635       272,848      235,788       405,796        367,377      492,366
                                ===========  ===========   ===========  ===========   ===========   ============  ===========

Ratio of Earnings to
        Fixed Charges                 4.82         3.98          1.78         1.63          3.68           4.00         4.90
                                ===========  ===========   ===========  ===========   ===========   ============  ===========
